Exhibit 107
Calculation of Filing Fee Table
FORM
S-3
(Form Type)
American Electric Power Company, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate (1)	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Notes	457(o)	(1)	(1)	(3)	0.0001531	(3)
	Equity	Common Stock par value $6.50 per share	457(o)	(1)	(1)	(3)	0.0001531	(3)
	Equity	Preferred Stock par value $0.01 per share	457(o)	(1)	(1)	(3)	0.0001531	(3)
	Debt	Junior Subordinated Debentures	457(o)	(1)	(1)	(3)	0.0001531	(3)
	Other	Stock Purchase Contracts	457(o)	(1)	(1)	(3)	0.0001531	(3)
	Other	Stock Purchase Units (2)	457(o)	(1)	(1)	(3)	0.0001531	(3)
	Other	Unallocated Universal Shelf	457(o)			$2 billion	0.0001531	$306,200.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A

Total Offering Amounts								$2 billion

Total Fees Previously Paid								N/A

Total Fee Offsets								N/A

Net Fee Due								$306,200.00

(1)   There are being registered hereunder a presently indeterminate principal amount or number of Senior Notes, shares of Common Stock, Preferred Stock, Junior Subordinated Debentures, Stock Purchase Contracts and Stock Purchase Units. We may refer to Senior Notes and Junior Subordinated Debentures collectively herein as “Debt Securities”. An indeterminate number of shares of Common Stock may also be issued upon settlement of the Stock Purchase Contracts or Stock Purchase Units. An indeterminate aggregate initial offering price and amount of the securities of the identified class is being registered as may from time to time be offered at indeterminate prices. The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance of securities registered under the registration statement to which this Exhibit 107 relates (the “Registration Statement”).
(2)   Each Stock Purchase Unit consists of (a) a Stock Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of Common Stock and (b) a beneficial interest in either Debt Securities or debt obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Stock Purchase Units. Each beneficial interest will be pledged to secure the obligation of such holder to purchase such shares of Common Stock. No separate consideration will be received for the Stock Purchase Contracts or the related beneficial interests.
(3)   The maximum aggregate offering price of all securities reflected in the table above has been estimated solely for purposes of calculating a registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). In no event will the aggregate offering price of the securities issued under the Registration Statement exceed the amount registered.